Exhibit 10.22

Non-Employee Director Grantee:

Grant Date:

No. of Restricted Shares:

Amount of Restricted Cash: $

ORION ENERGY SYSTEMS, INC.

2016 OMNIBUS INCENTIVE PLAN

TANDEM RESTRICTED STOCK AND CASH AWARD AGREEMENT

(for Non-Employee Members of the Board of Directors)

THIS AGREEMENT, made and entered into as of the Grant Date specified above (the “Grant Date”) by and between Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), and the Non-Employee Director Grantee specified above (“Grantee”).

WHEREAS, the Company maintains the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (the “Plan”), and Grantee is receiving this Tandem Restricted Stock and Cash Award under the Plan as part of the Grantee’s annual retainer for services as a non-employee member of the Board of Directors of the Company.

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.	Tandem Award of Restricted Stock and Restricted Cash

1.1Effective as of the Grant Date, the Company hereby grants to Grantee a tandem and coupled award of (i) the number of shares of restricted Stock of the Company specified above (“Restricted Stock”) and (ii) the amount of restricted cash specified above (“Restricted Cash”), subject to, and in accordance with, the restrictions, terms and conditions set forth in the Plan and this Agreement.

1.2This Agreement (including any appendices or exhibits) shall be construed in accordance with, and subject to, the provisions of the Plan (which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3This Tandem Restricted Stock and Cash Award is conditioned upon Grantee’s acceptance of the terms of this Agreement, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of the Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, this Tandem Restricted Stock and Cash Award may be cancelled.

2.	Restrictions

2.1Subject to the terms of the Plan and this Agreement, if the Grantee remains a member of the Board of Directors of the Company as of the applicable vesting date, the

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Restricted Stock and Restricted Cash shall each vest one-third (1/3) per year on each of the first three (3) anniversaries of the Grant Date set forth herein.

2.2Subject to vesting in accordance with Section 2.1, the terms of the Plan and this Agreement, Grantee shall own the vested Restricted Stock and Restricted Cash free and clear of all restrictions imposed by this Agreement. The Company shall transfer (i) the vested Restricted Stock (less any applicable withholding pursuant to Section 5) to an unrestricted account in the name of the Grantee and (ii) the vested Restricted Cash (less any applicable withholding pursuant to Section 5) payable in accordance with the Company’s standard practices, in each event as soon as practical after each applicable anniversary of the Grant Date (provided that the vested Restricted Cash shall in no event be paid later than two and one-half (2 ½) months after the end of the year in which the Restricted Cash vests).

2.3In the event, prior to vesting, (i) Grantee dies while serving as a member of the Board of Directors of the Company, or (ii) Grantee has his or her directorship terminated by reason of disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) (“Disability”), any Restricted Stock and Restricted Cash shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Restricted Stock and Restricted Cash, free and clear of any restrictions imposed by this Agreement to Grantee (or, in the event of death, his or her surviving spouse or, if none, to his or her estate) as soon as practical after his or her date of death or termination for Disability.

2.4Except for death or Disability as provided in Section 2.3, if Grantee’s status as a member of the Board of Directors of the Company terminates prior to vesting for any reason, the Restricted Stock and Restricted Cash shall each cease to vest further, all of the unvested Restricted Stock and Restricted Cash shall be immediately forfeited and cancelled, and Grantee shall only be entitled to the Restricted Stock and Restricted Cash that has vested as of his or her date of termination as a director; provided, however, if Grantee’s status as a member of the Board of Directors of the Company terminates prior to vesting for any reason (except for death or Disability as provided in Section 2.3), the Administrator may, in its absolute discretion and in lieu of the forfeiture and cancellation of unvested Restricted Stock and Restricted Cash provided for in this Section 2.4, decide to:  (i) accelerate the vesting of all or a portion of the unvested Restricted Stock and/or Restricted Cash or (ii) allow all or a portion of the unvested Restricted Stock to continue to vest on the same or a revised schedule; in each instance, subject to any additional terms and conditions the Administrator determines appropriate.

2.5Neither the Restricted Stock nor the Restricted Cash may be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock and the Restricted Cash, and any such attempted sale, assignment, transfer, pledge or other encumbrance shall be null and void.  In addition, Grantee shall not sell any shares acquired under this Agreement except as permitted by the terms of the Plan and at a time when applicable laws, Company policies and any agreement between the Company and its underwriters do not prohibit a sale.

2.6Notwithstanding the other provisions of this Agreement, in the event of a Change of Control prior to vesting, all otherwise unvested Restricted Stock and Restricted Cash shall become fully vested and nonforfeitable as of the date of the Change of Control. The Company shall transfer the Restricted Stock and Restricted Cash that vests pursuant to this Section 2.6 to

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Grantee as soon as practical after the date of the Change of Control in accordance with Section 2.2.

3.	Stock; Dividends; Voting; Interest

3.1The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such shares of Restricted Stock. The Company may evidence the registration of the Restricted Stock in such manner as the Administrator may deem appropriate, including by issuing stock certificates or using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock is vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s), or an appropriate stop-transfer order in the case of book-entry registration, restricting the transferability of the Restricted Stock and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2During the period the Restricted Stock is not vested, the Grantee shall not be entitled to receive any dividends or similar distributions declared on such unvested Restricted Stock and Grantee shall not be entitled to vote any such unvested Restricted Stock.

3.3In the event of a stock split, stock dividend or other change in capitalization or another corporate event described in Section 17 of the Plan, the number and type of shares subject to this Agreement shall be adjusted by the Administrator to the extent provided in Section 17 of the Plan.

3.4During the period the Restricted Cash is not vested, the Company shall not be required to segregate or otherwise set aside the Restricted Cash for the benefit of the Grantee and the Grantee shall not be entitled to receive any interest on such funds.  In addition, the Grantee shall not have a security interest or any other interests or other rights as a creditor of the Company with respect to the Restricted Cash.

4.	No Right to Continued Service or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of service as a member of the Board of Directors of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate Grantee’s service at any time or for any reason in accordance with the Company’s Articles of Incorporation and By-Laws. The Plan may be terminated at any time, and, even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5.	Taxes and Withholding

Grantee shall be responsible for all federal, state, local and foreign taxes payable with respect to this Tandem Restricted Stock and Cash Award and dividends or other distributions paid on such Restricted Stock. Grantee shall have the right to make such elections under the Code as are available in connection with this Tandem Restricted Stock and Cash Award. Grantee shall rely solely on the determinations of Grantee’s own tax advisors or his or her own determinations and not on any statements or representations by the Company or any of its

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agents with regard to all such tax matters.  Grantee acknowledges that it is his or her sole responsibility, and not the Company’s, to make any filings required to make any such elections under the Code, even if Grantee requests that the Company or its representatives make the filings on his or her behalf.  Grantee agrees to report the value of the Restricted Stock and the Restricted Cash in a manner consistent with the Company’s reporting for income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock or Restricted Cash or other cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes, subject to the provisions on withholding in the Plan.

6.	Restrictive Covenants

Grantee hereby acknowledges and agrees to comply with and bound by all of the restrictive covenants set forth in Exhibit A.

7.	Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

8.	Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing except as otherwise provided in Section 15 of the Plan.

9.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

10.	Governing Law

The validity, interpretation, construction, and performance of this Agreement and agreements incorporated by reference herein shall be governed by the laws of the State of Wisconsin without giving effect to the conflicts of laws principles thereof.

11.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement

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shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, legal representatives, guardians and successors.

12.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Administrator in its absolute discretion. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

13.	Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Grant Date first above written.

ORION ENERGY SYSTEMS, INC.

___________________________________

By:  ________________________Grantee

Title: _______________________

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Exhibit A

Restrictive Covenants

A.Confidential Information.  During the employment or service period and thereafter, Grantee will not disclose any Proprietary Information (as defined below) or use any Proprietary Information in any manner adverse to the best interests of Company.  All information, data, documents, agreements, files, and other materials that have been or will be furnished directly or indirectly by Company or any of its representatives to Grantee, including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished prior to, on or after the Grant Date, whether oral, written or electronic, and regardless of the manner in which it was or is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by Company or any of its representatives that contain, reference, reflect or are based upon, in whole or in part, any information, documents, agreements, files, and other materials so furnished to Grantee is referred to herein as “Proprietary Information”.  Proprietary Information does not include, however, information that (i) was, is or becomes available to Grantee on a non-confidential basis from a source other than Company or any of its representatives; provided that such other source is not known by Grantee, after reasonable inquiry, to be bound by a confidentiality obligation to Company; (ii) was, is or becomes generally available to or known by the public (other than as a result of a breach by Grantee of this Agreement); (iii) was previously in the possession of Grantee; provided that such information is not known by Grantee, after reasonable inquiry, to be subject to another confidentiality agreement or other obligation of secrecy to Company; or (iv) was independently developed by Grantee without use of the Proprietary Information and without violating any of his obligations under this Agreement or previously as a member of the Board.  To the extent that any Proprietary Information may include materials subject to the attorney client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, Grantee agrees that the parties have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of the parties that the sharing of such materials was or is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney client privilege, work product doctrine or other applicable privilege.  Accordingly, and in furtherance of the foregoing, the parties agree not to claim or contend that either party hereto has waived any attorney client privilege, work product doctrine or any other similar and applicable privilege by providing information pursuant to this Agreement.

B.No Solicitation of Employees.  Grantee agrees that, without the prior written consent of Company, Grantee will not, during the employment or service period and for a period of one year from the end of the employment or service period, directly or indirectly, solicit the services of or employ, as employee, Grantee or otherwise any member of Company’s management; provided, however, that the foregoing shall not preclude (i) the hiring of any Company management employees who apply for employment on their own initiative without direct or indirect inducement or encouragement by consultant; (ii) the solicitation (or employment as a result of the solicitation) of any Company management employees whose employment has been terminated by Company for at least six months at the time of any such

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solicitation; or (iii) the solicitation (or employment as a result of the solicitation) of any Company management employees through (a) public advertisements or general solicitations that are not specifically targeted at such person(s); or (b) recruiting or search firms not targeting the Company’s management employees.

C.Other Agreements.  Grantee understands and agrees that this Agreement does not and shall not supersede any obligations pertaining to any non-compete, non-solicitation, and confidentiality agreements that Grantee has previously entered into with the Company.  Grantee further understands and agrees that, in consideration of the benefits provided to Grantee pursuant to this Agreement, Grantee’s prior agreements are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof.  Grantee also agrees that, during the employment or service period and for a period of two years from the end of the employment or service period, not to, directly or indirectly, (i) initiate, propose, support or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Company; (ii) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Company; (iii) acquire any additional stock of the Company (other than pursuant to option exercises or stock purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Company’s fully-diluted outstanding common stock); or (iv) attempt to influence or interfere or otherwise adversely affect the Board, management or the affairs of Company.  During the employment or service period and for a period of two years from the end of the employment or service period, Grantee will vote all Company shares beneficially owned by him in favor of any Board recommendation submitted to a vote of Company’s shareholders.

D.Return of All Company Documents and Property.  Excluding Grantee’s personal files and property, promptly after the termination date of employment or service to the Company, Grantee will return to Company all documents and property (including, without limitation, all records, memoranda, notes, correspondence, client information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, and the like) in his possession or under his control pertaining to Company’s business or Proprietary Information.  Grantee will not copy or cause to be copied any of Company’s records nor cause a removal of any record, document or property belonging to Company without authorization from Company.

E.Mutual Non-Disparagement Agreement.  From and after the termination date of employment or service to the Company, neither Grantee nor Company will disparage the other party or any of Grantee’s or Company’s clients, directors, officers, employees, shareholders or business operations.

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